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                              ANNUAL INCENTIVE PLAN

                 FOR CERTAIN EMPLOYEES OF COLTEC INDUSTRIES INC
                              AND ITS SUBSIDIARIES

               (As amended and restated effective January 1, 1994)


1.  PURPOSE OF THE PLAN.

          The purpose of this Annual Incentive Plan (the "PLAN") is to provide an incentive and reward to employees of Coltec Industries Inc (the "CORPORATION") and its subsidiaries who are in a position to make substantial contributions to the management, growth and success of the business by making such employees participants in the profits from the business through the medium of incentive awards.

2.  ADMINISTRATION OF THE PLAN.

          (a) This Plan shall be administered by a committee which shall consist of not less than two members of the Board of Directors of the Corporation and shall be designated the Stock Option and Compensation Committee of the Board of Directors (the "COMMITTEE"). Each member of the Committee shall be a "DISINTERESTED PERSON" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and, for periods on and after the date of the first annual meeting of shareholders to occur after July 1, 1994 at which directors are elected, an "OUTSIDE DIRECTOR" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"). The Committee shall be appointed by the Board of Directors, which may from time to time appoint members to the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Board of Directors shall also designate one of the members of the Committee as its Chairman. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the

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Committee) and may make such rules and regulations for the conduct of its business as it shall deem advisable. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee. Service on the Committee shall constitute service as a director of the Corporation so that the members of the Committee shall be entitled to indemnification and reimbursement as directors of the Corporation pursuant to its By-laws.

          (b) The Committee is authorized to interpret this Plan and may from time to time adopt such rules and regulations for carrying out this Plan as it may deem best. Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Corporation, the shareholders and the employees, except that the Committee shall rely upon the amount of Operating Profit (as hereinafter defined) which the independent public accountants of the Corporation determine and report for each year.

3.  PLAN LIMIT.

          No awards to Executive Officers shall be made under this Plan for any year unless Operating Profit for such year exceeds $100 million (the "THRESHOLD TARGET").

4.   MAXIMUM AMOUNT AVAILABLE FOR INCENTIVE AWARDS UNDER THE PLAN FOR ANY YEAR.

          (a) The maximum amount available for incentive awards under this Plan for any year (the "BONUS POOL") shall be six percent of Operating Profit.

          (b) The maximum amount that may be paid to a Named Executive (as hereinafter defined) under the Plan for any year shall not exceed 20% of the Bonus Pool for such year (the "NAMED EXECUTIVE LIMIT"). For purposes of the previous sentence, a "NAMED EXECUTIVE" for a given year refers to each of the two executive officers at the end of such year who have the highest annual base salary for such year as compared to all other executive officers of the Corporation at the end of such year.

5.  DEFINITIONS.

          (a) The term "OPERATING PROFIT" as used herein shall mean, for each year, the net earnings of the Corporation and its consolidated subsidiaries, plus interest expense and provisions for income taxes, minus interest income and excluding nonrecurring items, extraordinary items, accounting principle changes and discontinued operations (as such terms are defined under United States generally accepted accounting principles ("GAAP") as in effect from time to time) in such year, as determined from the Consolidated

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Statement of Earnings of the Corporation and its consolidated subsidiaries for such year reported on by the Corporation's independent public accountants, less the amount of any provision for awards under this Plan or any other incentive plan or arrangement of the Corporation or any subsidiary (if not previously deducted in computing Operating Profit) for such year, plus the amount of any deferred award under this Plan which shall have become forfeited during such year (if not previously included in computing Operating Profit) which was deducted in computing Operating Profit for any prior year. Nonrecurring items are material events or transactions that are unusual in nature or occur infrequently. Accounting principle changes result from the adoption of GAAP different from the GAAP at the start of a year.

          (b) The term "EXECUTIVE OFFICERS" shall mean all officers of the Corporation, but shall not include assistant officers.

6.  PARTICIPATION IN THE PLAN.

          (a) Participation in this Plan for each year shall be limited to those employees of the Corporation and its subsidiaries who, in the opinion of the Committee, are in a position to influence the overall success of the Corporation and who are selected by the Committee.

          (b) The term "EMPLOYEES" shall include officers as well as other senior executives of the Corporation and its subsidiaries who are not covered by an annual bonus plan of one of the Corporation's divisions or subsidiaries, and shall include directors who are also employees of the Corporation or a subsidiary. The term "SUBSIDIARY" as used in this Section 6(b) shall mean any subsidiary of the Corporation which is designated by the Committee as a participating subsidiary for purposes of this Plan.

7.  DETERMINATION OF INCENTIVE AWARDS.

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          (a)  As promptly as practicable after the close of each year, the independent public accountants of the Corporation shall determine the Operating Profit for such year and report the amount thereof to the Committee.

          (b) The Committee may make awards for each year totaling any amount not greater than the amount of the Bonus Pool for such year; PROVIDED that, with respect to awards to Executive Officers, the Threshold Target has been achieved; and PROVIDED FURTHER that the maximum amount of the award to any Named Executive shall not exceed the Named Executive Limit for such year specified in
Section 4(b). If a Named Executive's award for a given year is less than the Named Executive Limit for such year, the difference between the amount paid to the Named Executive and the Named Executive Limit shall not be paid or otherwise reallocated under the Plan to any other participants. The Committee shall not be obligated to make awards for the maximum amount available nor to make any awards at all if, in the sole discretion of the Committee, awards are not appropriate in a given year. Any unawarded balance of the maximum amount available for awards in any year shall not be carried forward or made available for awards in any future year.

          (c) The Committee shall have absolute discretion to determine the employees who are to receive awards under this Plan for any year and to determine the amount of such awards. Recommendations as to the employees who are to receive awards under this Plan for any year and as to the amount of such awards may be made to the Committee by the Chief Executive Officer of the Corporation.

          (d) A person whose employment terminates during the year or who is granted a leave of absence during the year may, in the discretion of the Committee and under such rules as the Committee may from time to time prescribe, receive an award with respect to the period of his services during such year.

          (e)  The amount determined and reported by the independent public

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 accountants of the Corporation as the Operating Profit for a given year shall be final, conclusive and binding upon all parties, including the Corporation, the shareholders and the employees, notwithstanding any subsequent special item or surplus charge or credit which may be considered applicable in whole or in part to such year; PROVIDED, HOWEVER, that, if the maximum amount determined and reported by the independent public accountants of the Corporation as the Operating Profit for any year shall later be held by final judgment of a court of competent jurisdiction to have been more than the actual Operating Profit for such year, the amounts subsequently available for awards under this Plan shall be reduced by the amount of any excess paid under the Plan as a result of the overstatement of Operating Profit, except that, if the amount awarded for such year was less than the recalculated Bonus Pool for such year, the amount of the reduction in future awards shall be decreased by such difference. Any such overstatement of Operating Profit and resulting excess awards shall be corrected exclusively by adjustment of the amounts subsequently available for awards and not by recourse to any person.

8.  METHOD AND TIME OF PAYMENT OF AWARDS.

          (a) Following the completion of each year, the Committee shall certify the amount of the Bonus Pool in the manner required by Section 162(m) of the Code. Upon final determination of awards for each year by the Committee, the Committee shall have sole authority to determine the method of payment of each award.

          (b)  Awards for any year shall be paid in cash.

          (c) Awards shall be paid in full, as soon as practicable after the end of the year for which the award is made, except that, subject to such rules and regulations as may be adopted by the Committee, the Committee shall have discretion, with respect to any class or classes of employees, to defer, in full or in part, payment of awards, or to defer, in full or in part, payment of awards in specific cases.


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          (d)  Awards deferred under this Plan shall become payable to the recipient or his beneficiary in such manner, at such time or times (which may be either before or after retirement or other termination of service), and subject to such conditions, as the Committee in its sole discretion shall determine. A person to whom an award has been made shall not have any interest in the cash awarded to him until the cash has been paid to him in accordance with the determination of the Committee.

          Any forfeited deferred awards shall be included in Operating Profit if such forfeited awards have previously been charged against Consolidated Net Income.

9.  OTHER INCENTIVE PLANS.

          Any division or subsidiary of the Corporation may have a separate incentive plan or arrangement for the employees of that division or subsidiary.

          Awards under any such separate incentive plans or arrangements shall not be included in or considered a part of the maximum amount available for
awards under this Plan.   However, awards made in any division or subsidiary of
the Corporation which may heretofore or hereafter have any such separate incentive plan or arrangement shall be deducted from the income of such division or subsidiary before computation of Operating Profit.

10.  MODIFICATION, SUSPENSION OR TERMINATION.

          While it is contemplated that awards will be made annually, the Board of Directors of the Corporation may at any time terminate or from time to time modify or suspend, in whole or in part, and if suspended, may reinstate, any or all of the provisions of this Plan, except that no modification of this Plan by the Board of Directors without the approval of shareholders shall increase the maximum amount available for awards under this Plan for any year or render any member of the Committee eligible for an award under


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this Plan or under any other incentive plan of the Corporation or any subsidiary.

11.  MISCELLANEOUS.

          In the event of a change in the Corporation's fiscal year, this Plan shall apply, with PRO RATA adjustment in Operating Profit to be applied, for any intermediate period not consisting of twelve months, and shall then apply to each fiscal year following.

          This Plan shall be submitted to the shareholders of the Corporation at the annual meeting of shareholders in 1994, and if approved by the shareholders shall become effective as of January 1, 1994. Any approval of shareholders under this Plan shall require the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation present in person or by proxy at the meeting and voting on the proposal.